Exhibit 99.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS

OF OPERATIONS OF USWS

The following discussion and analysis of USWS’ financial condition and results of operations should be read in conjunction with USWS’ unaudited condensed financial statements and related notes included herein. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect USWS’ plans, estimates, or beliefs. Actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this Current Report on Form 8-K and in the Proxy Statement, particularly in “Risk Factors.” USWS and MPAC assume no obligation to update any of these forward-looking statements.

Overview

USWS is a growth- and technology-oriented oilfield service company focused exclusively on hydraulic fracturing for oil and natural gas E&P companies. As of October 2018, USWS had 11 active fleets with total HHP of 481,050. USWS was one of the first companies to develop and commercially deploy electric powered hydraulic fracturing technology, which USWS believes is an industry changing technology. Currently, USWS provides its services in the Appalachian Basin, the Eagle Ford, and the Permian Basin; however, USWS has demonstrated the capability to expeditiously deploy its fleets to new oil and gas basins when requested by a customer. USWS’ customers include leading E&P companies, including Antero Resources, CNX Resources, EP Energy, Hawkwood Energy, Hess, Royal Dutch Shell, Southwestern Energy and Wildhorse Resource Development.

Since its inception in 2012, USWS has grown organically from one diesel powered (“conventional”) hydraulic fracturing fleet in April 2012 to 11 active fleets in October 2018, two of which utilize their patented electric hydraulic fracturing technology (“Clean Fleets®”). Based on active dialogue with its customers, USWS plans to build and deploy six new Clean Fleets®, bringing their total asset base to 17 hydraulic fracturing fleets with approximately 800,000 HHP by early 2020. Delivery of these fleets is anticipated to occur throughout 2019 and into 2020.

From the fall of 2014 through the end of 2016, the oil and gas industry experienced a significant downturn, during which time many of USWS’ competitors sustained substantial losses. Due to the strength of USWS’ customer relationships and its long-term contracts, USWS maintained higher levels of utilization throughout the downturn. As a result, USWS generated approximately $86 million and $25 million of Adjusted EBITDA (Adjusted EBITDA is a non-GAAP financial measure. Please see the section entitled “Selected Historical Financial Information of USWS” for a discussion of Non-GAAP financial measures and a reconciliation to the most comparable GAAP measures.) in 2015 and 2016, respectively, allowing USWS to continue to invest in its rigorous maintenance program. Despite USWS’ ability to generate earnings during this downturn, due to low commodity prices and significant indebtedness during that period USWS was required to complete an out-of-court debt restructuring in February 2017 (the “Restructuring”), which resulted in a significant reduction in its debt and interest burden and a substantial increase in its liquidity. See Note 4 to USWS’ audited financial statements included in the Proxy Statement for further discussion of the Restructuring. In addition to significantly lowering its debt, the Restructuring provided USWS with growth capital to expand its fleet and ongoing operations.

Industry Trends and Outlook

Demand for USWS’ services is primarily driven by drilling and completion activity by E&P companies, which is generally dependent on prevailing commodity prices and the anticipated profitability of developing unconventional oil and gas resources. The rig count, drilled but uncompleted (“DUC”) well count, length of horizontal wellbores and the number of fracturing stages per well all directly impact the demand for hydraulic fracturing services.

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Hydraulic fracturing demand has increased significantly since the low point in the market in 2016 as a result of the recovery in commodity prices. Crude oil and natural gas prices have recovered significantly since reaching lows of $26.21 per barrel (based on the Cushing WTI Spot Oil Price) and $1.64 per MMBtu in 2016, respectively, to $73.16 per barrel and $3.01 per MMBtu on September 28, 2018. As a result of this recovery, E&P companies have expanded their capital budgets, which has led to an acceleration of drilling and completion activity. According to Baker Hughes Incorporated’s North American Rig Count, the U.S. land rig count has increased approximately 163%, from the recent low of 404 on May 27, 2016 to 1,034 rigs as of September 28, 2018.

In recent years, E&P companies have also become more efficient in recovering hydrocarbons from unconventional resource plays, using longer lateral lengths for horizontal wells, increasing amounts of proppant per completion stage and an increasing number of completion stages per well. Rystad Energy estimates that the average U.S. horizontal well in 2018 will be 34% longer, use 79% more proppant per lateral foot and use 52% more frac stages than the average horizontal well in 2014. Rising service intensity levels have created demand for larger hydraulic fracturing fleets in terms of hydraulic horsepower. In combination with the retirement of older generation equipment, the growing demand for large fleets has led to tightening supply and demand fundamentals and increased pricing for hydraulic fracturing services.

Rising service intensity is creating demand for large, efficient hydraulic fracturing fleets to keep pace with customer demands and execute completion programs. Modern hydraulic fracturing operations are focused on optimizing efficiency, often employing 24-hour operating cycles, the completion of multi-well pads and the use of zipper-frac techniques in which two parallel horizontal wells are completed concurrently. Rystad Energy estimates that in 2018, approximately 74% of all horizontal wells will be drilled on multi-well pads, with an average pad size of approximately 3.3 wells.

A significant portion of the U.S. hydraulic fracturing fleet came into service between 2010 and 2015, when, according to Spears & Associates, approximately 15 million HHP entered the North American market. As commodity prices declined during the recent turndown and drilling and completion activity slowed, much of this equipment was idled, and critical maintenance activity was deferred. As a result of rising operating intensity in combination with the increasing trend for longer laterals, a greater number of frac stages per well and higher proppant loadings, the U.S. hydraulic fracturing fleet is experiencing significant attrition.

Recently USWS has experienced higher demand for its Clean Fleets®. USWS believes the industry’s interest in all-electric hydraulic fracturing fleets is growing substantially, primarily as a result of the superior operating efficiencies, cost savings and HSE advantages relative to conventional fracturing fleets. Prior to the commercial deployment of Clean Fleet®, there were no electric powered fracturing fleets in operation, but based on its growth plans and industry announcements, USWS believes that the industry will have at least 10 electric fleets in operation by the end of 2019. Although electric fracturing fleets’ penetration of the industry is currently low, USWS believes industry penetration will increase similar to the rate that AC drive land drilling rigs displaced SCR/mechanical rigs over the last 10 years. According to Helmerich & Payne, AC drive rigs accounted for 15% of the total U.S. rig count as of October 2008 and currently make up 66% of the rig count. USWS believes it is well positioned to capitalize on the increasing adoption of electric hydraulic fracturing fleets.

How USWS Generates Revenue

USWS generates its revenue by providing hydraulic fracturing services to its customers. USWS owns and operates a fleet of hydraulic fracturing units to perform these services. USWS generally has long-term written contractual arrangements with its customers. Under these contracts, USWS charges its customers base monthly rates, adjusted for stage volumes and provision of materials such as proppant and chemicals or USWS charges a per stage amount based on the nature of the stage including well pressure, sand and chemical volumes and transportation. When USWS operates without long-term contracts, USWS either charges its customers a monthly rates, adjusted for stage volumes and provision of materials such as proppant and chemicals and transportation, or on a per-stage amount based on the nature of the stage including well pressure, sand and chemical volumes and transportation.

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USWS’ Costs of Conducting Business

The principal costs involved in conducting USWS’ hydraulic fracturing services are materials, transportation, labor and maintenance costs. A large portion of USWS’ costs are variable based on the number and requirements of hydraulic fracturing jobs. USWS manages its fixed costs, other than depreciation and amortization, based on factors including industry conditions and the expected demand for its services.

The following table summarizes the components of USWS’ cost of services:

	Successor		Predecessor
	Nine Months	February 2, 2017	January 1, 2017
	Ended	(inception) to	to	Year Ended	Year Ended
(in thousands)	September 30, 2018	December 31, 2017	February 1, 2017	December 31, 2016	December 31, 2015
Materials	$150,995	$144,492	$10,113	$102,151	$123,689
Transportation	71,137	62,060	5,231	33,904	43,144
Labor	75,703	76,436	5,083	51,934	61,593
Maintenance	53,852	45,235	2,469	29,222	36,395
Other	75,556	65,902	5,157	45,100	59,910
Cost of services	$427,243	$394,125	$28,053	$262,311	$324,731

Materials include the cost of sand proppant delivered to the basin of operations, chemicals, and other consumables used in USWS’ operations. These costs vary based on the quantity and quality of sand and chemicals utilized when providing hydraulic fracturing services. Transportation represents the costs to transport materials and equipment from receipt points to customer locations. Labor costs include payroll and benefits related to USWS’ field crews and other employees. A majority of USWS’ employees are paid on an hourly basis. Maintenance costs include preventative and other repair costs that do not require the replacement of major components of USWS’ hydraulic fracturing fleets. Maintenance and repair costs are expensed as incurred.

How USWS Evaluates Its Operations

USWS uses a variety of financial and operating metrics to evaluate and analyze the performance of its business, including EBITDA and Adjusted EBITDA. USWS views EBITDA and Adjusted EBITDA as important indicators of performance. USWS defines EBITDA as earnings before interest, income taxes, depreciation and amortization. USWS defines Adjusted EBITDA as EBITDA excluding the following: loss on disposal of assets; non-productive time; unit-based compensation; fleet start-up and relocation costs; restructuring and transaction related costs; and impairment loss. For a reconciliation of EBITDA and Adjusted EBITDA to net income (loss), the most directly comparable GAAP measure, see section entitled “Selected Historical Financial Information of USWS.”

Results of Operations

USWS’ historical financial information is not directly comparable between periods due to the effects of the Restructuring on February 2, 2017. For purposes of the revenues, cost of services, and selling, general and administrative expenses discussions, USWS compared the nine months ended September 30, 2018 to the combined predecessor period of January 1 to February 1, 2017 and successor period of February 2 to September 30, 2017 (“Combined Nine Months Ended September 30, 2017”). Similarly, for the same categories, USWS compared the combined predecessor period of January 1 to February 1, 2017 and successor period of February 2 to December 31, 2017 (“Combined Year Ended December 31, 2017”) to the year ended December 31, 2016. USWS believes this presentation assists readers in understanding and assessing the trends and significant changes in its results of operations and provides a more meaningful method of comparison across categories. The Restructuring on February 2, 2017 affected USWS’ debt and the carrying value of its assets, which affected the comparability of USWS’ depreciation and amortization, loss on disposal of assets and interest expense between the predecessor and successor periods. USWS therefore compared these categories for each predecessor and successor period separately. See Note 4 to USWS’ audited financial statements included in the Proxy Statement for further discussion on the Restructuring.

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Nine Months Ended September 30, 2018 Compared to Nine Months Ended September 30, 2017

					Percentage of Revenue
		Nine Months Ended September 30, 2017				Nine Months Ended September 30, 2017
	Successor	Successor	Predecessor		Successor	Successor	Predecessor
		February 2,	January 1,	Combined		February 2,	January 1,	Combined
	Nine Months	2017	2017	Nine Months	Nine Months	2017	2017	Nine Months
	Ended	(inception) to	to	Ended	Ended	(inception) to	to	Ended
(in thousands except percentage of revenue data)	September 30, 2018	September 30, 2017	February 1, 2017	September 30, 2017	September 30, 2018	September 30, 2017	February 1, 2017	September 30, 2017
Revenues	$530,411	$317,405	$32,867	$350,272	100.0%	100.0%	100.0%	100.0%
Costs and expenses:
Cost of services (excluding depreciation and amortization)	427,243	270,614	28,053	298,667	80.5%	85.3%	85.4%	85.3%
Depreciation and amortization	77,547	63,014	4,920		14.6%	19.9%	15.0%
Selling, general and administrative expenses	14,863	12,369	1,281	13,650	2.8%	3.9%	3.9%	3.9%
Impairment loss on intangible assets	-	20,247	—		—	6.4%	—
Loss on disposal of assets	7,990	8,514	201		1.5%	2.7%	0.6%
Income (loss) from operations	2,768	(57,353)	(1,588)		0.5%	(18.1)%	(4.8)%
Interest expense, net	(21,672)	(15,673)	(4,067)		(4.1)%	(4.9)%	(12.4)%
Other income	331	69	1		0.1%	0.0%	0.0%
Net loss	$(18,573)	$(72,957)	$(5,654)		(3.5)%	(23.0)%	(17.2)%

Revenues. Revenues increased by $180.1 million, or 51%, to $530.4 million for the nine months ended September 30, 2018 from $350.3 million for the Combined Nine Months Ended September 30, 2017. $94.1 million of this increase was due to a 24% increase in average revenue per hydraulic fracturing fleet in service. $86.0 million of this increase was due to an increase in the average number of hydraulic fracturing fleets in service from 8.1 to 9.9. These improvements resulted from an increase in the drilling activity in USWS’ markets.

Cost of services, excluding depreciation and amortization. Cost of services, excluding depreciation and amortization, increased by $128.5 million, or 43%, to $427.2 million for the nine months ended September 30, 2018 from $298.7 million for the Combined Nine Months Ended September 30, 2017. $71.1 million of this increase was due the increase in USWS’ average number of hydraulic fracturing fleets in service. $57.4 million of this increase was due to a 17% increase in average cost per hydraulic fracturing fleet in service, which primarily resulted from higher fleet utilization and associated increases in expenditures for materials, labor, maintenance, and fuel. Cost of services, excluding depreciation and amortization, as a percentage of revenues decreased from 85.3% to 80.5% over this period, primarily due to increased efficiency that resulted from an increase in fleet utilization.

Depreciation and amortization. Depreciation and amortization was $77.5 million, $63.0 million and $4.9 million for the nine months ended September 30, 2018, the period of February 2 through September 30, 2017 and the period of January 1 through February 1, 2017, respectively. Monthly depreciation and amortization increased from the period of January 1 through February 1, 2017 to the period of February 2 through September 30, 2017 due to the amortization expense on the intangible assets recorded in purchase accounting and additional depreciation expense resulting from the revaluation of property and equipment in purchase accounting. Monthly depreciation and amortization increased from the period of February 2 through September 30, 2017 to the nine months ended September 30, 2018 primarily due to the addition of two hydraulic fracturing fleets.

Selling, general and administrative expenses. Selling, general and administrative expenses increased by $1.2 million, or 9%, to $14.9 million for the nine months ended September 30, 2018 from $13.7 million for the Combined Nine Months Ended September 30, 2017. Restructuring and transaction related costs of $2.3 million and $3.7 million were included in selling, general and administrative expenses for the nine months ended September 30, 2018 and the Combined Nine Months Ended September 30, 2017, respectively. Unit based compensation of $1.3 million and $2.6 million was included in selling, general and administrative expenses for the nine months ended September 30, 2018 and the Combined Nine Months Ended September 30, 2017, respectively. Excluding restructuring and transaction related costs and unit based compensation, selling, general and administrative expenses increased by $3.8 million over these periods due to head count increases and higher professional fees to support USWS’ growth and increased activity.

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Loss on disposal of assets. Loss on disposal of assets was $8.0 million, $8.5 million and $0.2 million for the nine months ended September 30, 2018, the period of February 2 through September 30, 2017 and the period of January 1 through February 1, 2017, respectively, which is primarily driven by differences in operating conditions of USWS’ hydraulic fracturing equipment such as wellbore pressure and rate of barrels pumped per minute that impact the timing of disposals and amount of gain or loss recognized.

Interest expense, net. Interest expense, net, was $21.7 million, $15.7 million and $4.1 million for the nine months ended September 30, 2018, the period of February 2 through September 30, 2017 and the period of January 1 through February 1, 2017, respectively. Monthly interest expense decreased from the period of January 1 through February 1, 2017 to the period of February 2 through September 30, 2017 due to the reduction of debt resulting from the Restructuring. Monthly interest expense increased from the period of February 2 through September 30, 2017 to the nine months ended September 30, 2018 primarily due to an increase in debt, including the financing of two new hydraulic fracturing fleets.

Year Ended December 31, 2017 Compared to Year Ended December 31, 2016

					Percentage of Revenue
	Successor	Predecessor		Predecessor	Successor	Predecessor		Predecessor
	February 2, 2017 (inception) to December 31,	January 1, 2017 to February 1,	Combined Year Ended December 31,	Year Ended December 31,	February 2, 2017 (inception) to December 31,	January 1, 2017 to February 1,	Combined Year Ended December 31,	Year Ended December 31,
(in thousands except percentage of revenue data)	2017	2017	2017	2016	2017	2017	2017	2016
Revenues	$466,487	$32,867	$499,354	$294,755	100.0%	100.0%	100.0%	100.0%
Costs and expenses:
Cost of services (excluding depreciation and amortization)	394,125	28,053	422,178	262,311	84.5%	85.4%	84.5%	89.0%
Depreciation and amortization	92,430	4,920		66,084	19.8%	15.0%		22.4%
Selling, general and administrative expenses	17,601	1,281	18,882	9,837	3.8%	3.9%	3.8%	3.3%
Impairment loss on intangible assets	20,247	—		—	4.3%	—		—
Loss on disposal of assets	11,958	201		6,560	2.6%	0.6%		2.2%
Loss from operations	(69,874)	(1,588)		(50,037)	(15.0)%	(4.8)%		(17.0)%
Interest expense, net	(22,961)	(4,067)		(45,376)	(4.9)%	(12.4)%		(15.4)%
Other income (expense)	(787)	1		9	(0.2)%	0.0%		0.0%
Net loss	$(93,622)	$(5,654)		$(95,404)	(20.1)%	(17.2)%		(32.4)%

Revenues. Revenues increased by $204.6 million, or 69%, to $499.4 million for the Combined Year Ended December 31, 2017 from $294.8 million for the year ended December 31, 2016. $148.2 million of this increase was due to a 47% increase in average revenue per hydraulic fracturing fleet in service. $56.4 million of this increase was due to an increase in the average number of hydraulic fracturing fleets in service from 7.3 to 8.4. These improvements resulted from an increase in the drilling activity in USWS’ markets.

Cost of services, excluding depreciation and amortization. Cost of services, excluding depreciation and amortization, increased by $159.9 million, or 61%, to $422.2 million for the Combined Year Ended December 31, 2017 from $262.3 million for the year ended December 31, 2016. $111.2 million of this increase was due to the increase in USWS’ average number of hydraulic fracturing fleets in service. $48.7 million of this increase was due to a 39% increase in average cost per hydraulic fracturing fleet in service, which primarily resulted from higher fleet utilization and associated increases in expenditures for materials, labor, maintenance, and fuel. Cost of services, excluding depreciation and amortization, as a percentage of revenues decreased from 89.0% to 84.5% over this period, primarily due to increased pricing and increased efficiency that resulted from an increase in fleet utilization.

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Depreciation and amortization. Depreciation and amortization was $92.4 million, $4.9 million and $66.1 million for the period of February 2 through December 31, 2017, the period of January 1 through February 1, 2017, and the year ended December 31, 2016, respectively. Monthly depreciation and amortization decreased from the year ended December 31, 2016 to the period of January 1 through February 1, 2017 primarily due to asset disposals and certain assets becoming fully depreciated. Monthly depreciation and amortization increased from the period of January 1 through February 1, 2017 to the period of February 2 through December 31, 2017 due to the amortization expense on the intangible assets recorded in purchase accounting, additional depreciation expense resulting from the revaluation of property and equipment in purchase accounting and the addition of two hydraulic fracturing fleets during the year.

Selling, general and administrative expenses. Selling, general and administrative expenses increased by $9.0 million, or 92%, to $18.9 million for the Combined Year Ended December 31, 2017 from $9.8 million for the year ended December 31, 2016. Restructuring and transaction related costs of $5.1 million and $2.1 million were included in selling, general and administrative expenses for the Combined Year Ended December 31, 2017 and the year ended December 31, 2016, respectively. Unit based compensation of $3.0 million and $0 was included in selling, general and administrative expenses for the Combined Year Ended December 31, 2017 and the year ended December 31, 2016, respectively. Excluding restructuring and transaction related costs and unit based compensation, selling, general and administrative expenses increased by $3.1 million over these periods due to increased head count and bonuses to support the expansion and increased utilization of USWS’ hydraulic fracturing fleets, partially offset by a decrease in professional fees associated with litigation and debt amendments.

Impairment loss on intangible assets. On April 6, 2017, USWS amended a customer contract to release two fleets for redeployment to contracts with more favorable terms, which resulted in the recognition of an impairment loss on order backlog of $20.2 million. The intangible asset for order backlog was originally established in the accounting for the Restructuring.

Loss on disposal of assets. Loss on disposal of assets was $12.0 million, $0.2 million and $6.6 million for the period of February 2 through December 31, 2017, the period of January 1 through February 1, 2017, and the year ended December 31, 2016, respectively, which was primarily driven by differences in operating conditions of USWS’ hydraulic fracturing equipment such as wellbore pressure and rate of barrels pumped per minute that impact the timing of disposals and amount of gain or loss recognized.

Interest expense, net. Interest expense, net, was $23.0 million, $4.1 million and $45.4 million for the period of February 2 through December 31, 2017, the period of January 1 through February 1, 2017, and the year ended December 31, 2016, respectively. Monthly interest expenses increased from the year ended December 31, 2016 to the period of January 1 through February 1, 2017 primarily due to increasing levels of interest bearing obligations during this period. Monthly interest expense decreased from the period of January 1 through February 1, 2017 to the period of February 2 through December 31, 2017 due to the reduction of debt resulting from the Restructuring, partially offset by interest on the financing of two new hydraulic fracturing fleets.

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Year Ended December 31, 2016 Compared to Year Ended December 31, 2015

			Percentage of Revenue
(in thousands except percentage of revenue data)	Year Ended December 31, 2016	Year Ended December 31, 2015	Year Ended December 31, 2016	Year Ended December 31, 2015
Revenues	$294,755	$415,131	100.0%	100.0%
Costs and expenses:
Cost of services (excluding depreciation and amortization)	262,311	324,731	89.0%	78.2%
Depreciation and amortization	66,084	68,084	22.4%	16.4%
Selling, general and administrative expenses	9,837	6,950	3.3%	1.7%
Loss on disposal of assets	6,560	11,046	2.2%	2.7%
Income (loss) from operations	(50,037)	4,320	(17.0)%	1.0%
Interest expense, net	(45,376)	(37,364)	(15.4)%	(9.0)%
Other income (expense)	9	25	0.0%	0.0%
Net loss	$(95,404)	$(33,019)	(32.4)%	(8.0)%

Revenues. Revenues decreased by $120.4 million, or 29%, to $294.8 million for the year ended December 31, 2016 from $415.1 million for the year ended December 31, 2015. $71.4 million of this decrease was due to an 18% decrease in average revenue per hydraulic fracturing fleet in service.

$49.0 million of this decrease was due to a decrease in the average number of hydraulic fracturing fleets in service from 8.3 to 7.3. These declines resulted from a decrease in the drilling activity in USWS’ markets.

Cost of services, excluding depreciation and amortization. Cost of services, excluding depreciation and amortization, decreased by $62.4 million, or 19%, to $262.3 million for the year ended December 31, 2016 from $324.7 million for the year ended December 31, 2015. $40.7 million of this decrease was due the decrease in USWS’ average number of hydraulic fracturing fleets in service. $21.7 million of this decrease was due to a 7% decrease in average cost per hydraulic fracturing fleet in service, which primarily consisted of lower costs on materials, labor, maintenance, and fuel. The increase in cost of services, excluding depreciation and amortization, as a percentage of revenues from 78.2% to 89.0% over this period was primarily due declines in pricing that were not fully offset by declines in supplier costs.

Depreciation and amortization. Depreciation and amortization decreased by $2.0 million, or 3%, to $66.1 million for the year ended December 31, 2016 from $68.1 million for the year ended December 31, 2015 due to asset disposals and certain assets becoming fully depreciated.

Selling, general and administrative expenses. Selling, general and administrative expenses increased by $2.9 million, or 42%, to $9.8 million for the year ended December 31, 2016 from $6.9 million for the year ended December 31, 2015. Restructuring and transaction related costs of $2.1 million and $0.6 million were included in selling, general and administrative expenses for the years ended December 31, 2016 and 2015, respectively. Excluding restructuring and transaction related costs, selling, general and administrative expenses increased by $1.4 million over these periods primarily due to an increase in professional fees incurred in 2016 related to litigation and debt amendment fees, offset by a decrease in labor costs as a result of headcount and bonus reductions.

Interest expense, net. Interest expense, net, increased by $8.0 million, or 21%, to $45.4 million for the year ended December 31, 2016 from $37.4 million for the year ended December 31, 2015. The increase was primarily due to an increase in interest bearing obligations and the effective interest rates on the obligations during the period.

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Liquidity and Capital Resources

USWS’ primary sources of liquidity and capital resources are cash on the balance sheet, cash flow generated from operating activities, borrowings under bank credit agreements and availability under its revolving credit facility. USWS believes that the current cash position, cash generated through operations, and its financing arrangements will be sufficient to satisfy the anticipated cash requirements associated with its existing operations for at least the next twelve months.

Immediately prior to closing of the Transactions, USWS expects to have $5 million in net cash available for debt service, capital investment and general corporate purposes. At Closing, USWS will use the funds contributed to it by USWS Holdings to repay in full all outstanding borrowings and other obligations of USWS under USWS’ existing credit agreement, and the credit agreement will be terminated.

Cash Flows from Operating, Investing and Financing Activities

The tables below summarize cash flows for the nine months ended September 30, 2018 and 2017 and the years ended December 31, 2017, 2016, and 2015.

	Successor		Predecessor
	Nine Months	February 2, 2017	January 1, 2017
	Ended	(inception) to	to
(in thousands)	September 30, 2018	September 30, 2017	February 1, 2017
Net cash provided by (used in):
Operating activities	$84,111	$20,401	$(2,777)
Investing activities	(50,546)	(43,336)	-
Financing activities	(18,689)	26,920	1,473

	Successor	Predecessor
(in thousands)	February 2, 2017 (inception) to December 31, 2017	January 1, 2017 to February 1, 2017	Year Ended December 31, 2016	Year Ended December 31, 2015
Net cash provided by (used in):
Operating activities	$47,284	$(2,777)	$22,219	$57,703
Investing activities	(71,565)	—	(18,792)	(94,213)
Financing activities	26,316	1,473	1,765	26,984

Net Cash Provided by (Used in) Operating Activities

Net cash provided by (used in) operating activities primarily represents the results of operations exclusive of non-cash expenses, including depreciation, amortization, interest, impairment losses, gains and losses on disposal of assets, and unit-based compensation, and the impact of changes in operating assets and liabilities.

Net cash provided by operating activities was $84.1 million for the nine months ended September 30, 2018. The primary driver of cash provided by operating activities was an increase in revenue and net income, excluding non-cash charges, as drilling activity in USWS’ markets increased.

Net cash provided by operating activities was $20.4 million for the period of February 2 through September 30, 2017, which is primarily driven by $36.3 million of net income excluding non-cash charges and a $15.9 million use of cash from working capital changes and payment of contingent fees incurred in the Restructuring.

Net cash provided by (used in) operating activities was $47.3 million and $(2.8) million for the period of February 2 through December 31, 2017 and the period of January 1 through February 1, 2017, respectively. The primary drivers of operating cash flows for the period of February 2 through December 31, 2017 were $55.7 million of net income excluding non-cash charges, which resulted from an increase in demand for USWS’ services due to favorable market conditions, and a $8.4 million use of cash from working capital changes.

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Net cash provided by operating activities was $22.2 million and $57.7 million for the years ended December 31, 2016 and 2015, respectively. The decrease in operating cash flows from December 31, 2015 to 2016 is primarily due to a decrease in USWS’ services as a result of unfavorable market conditions.

Net Cash used in Investing Activities

Net cash used in investing activities primarily relates to the purchase of property and equipment.

Net cash used in investing activities was $50.5 million for the nine months ended September 30, 2018, $29.7 million of which related to maintaining and supporting the hydraulic fracturing equipment, $18.0 million of which related to growth, and $10.8 million of which related to the replacement of equipment damaged in a fire, partially offset by $8.0 million in insurance proceeds received for the equipment damaged in a fire.

Net cash used in investing activities was $43.3 million for the period of February 2 through September 30, 2017, $21.0 million of which related to maintaining and supporting the hydraulic fracturing equipment and $22.3 million of which related to growth.

Net cash used in investing activities was $71.6 million for the period of February 2 through December 31, 2017. There was no cash used in investing activities for the period of January 1 through February 1, 2017. The investment spend from February 2 through December 31, 2017 relates to the addition of two new hydraulic fracturing fleets that USWS placed into service in the second half of 2017 and maintaining and supporting the hydraulic fracturing equipment. $51.7 million of the cost of the two new hydraulic fracturing fleets was financed and therefore excluded from the net cash used in investing activities.

Net cash used in investing activities was $18.8 million and $94.2 million for the years ended December 31, 2016 and 2015, respectively. Investment spend decreased in connection with unfavorable market conditions from 2015 to 2016. The 2015 investment spend relates to the addition of a new hydraulic fracturing fleet and maintaining and supporting the hydraulic fracturing equipment.

Net Cash Provided by (Used in) Financing Activities

Net cash provided by (used in) financing activities primarily relates to proceeds from the issuance of the revolving credit facility and notes payable, offset by repayments of amounts under equipment financing arrangements and notes payable and principle payments under the finance lease obligation.

Net cash used in financing activities was $18.7 million for the nine months ended September 30, 2018. USWS repaid $12.5 million of debt under equipment financing arrangements, $7.1 million of principal under finance lease obligations, and $3.4 million of debt to a related party during this period, which was offset by net proceeds of $4.4 million from the issuance of a note payable.

Net cash provided by financing activities was $26.9 million for the period of February 2 through September 30, 2017, which primarily resulted from the net issuance of $28.4 million on USWS’ revolving credit facility.

Net cash provided by financing activities was $26.3 million and $1.5 million for the period of February 2 through December 31, 2017 and the period of January 1 through February 1, 2017, respectively. Financing cash flows for the period of February 2 through December 31, 2017 primarily relate to proceeds from the issuance of $32.6 million on USWS’ revolving credit facility and a $7.2 million use of cash for equipment related debt and capital lease payments.

Net cash provided by financing activities was $1.8 million and $27.0 million for the years ended December 31, 2016 and 2015, respectively. Financing cash flows in 2015 primarily relate to proceeds of $40.0 million on USWS’ senior term loans partially offset by repayments of $16.9 million.

Capital Expenditures

USWS’ business requires continual investments to upgrade or enhance existing property and equipment and to ensure compliance with safety and environmental regulations. Capital expenditures primarily relate to maintenance capital expenditures and growth capital expenditures. Maintenance capital expenditures include expenditures needed to maintain and to support USWS’ current operations. Growth capital expenditures include expenditures to generate incremental distributable cash flow. Capital expenditures for growth initiatives are discretionary.

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We classify maintenance capital expenditures as expenditures required to maintain or supplement existing hydraulic fracturing fleets. We budget maintenance capital expenditures based on historical run rates and current maintenance schedules.

Growth capital expenditures relate to adding additional hydraulic fracturing fleets and are based on quotes obtained from equipment manufacturers and our estimate for the timing of placing orders, disbursing funds and receiving the equipment.

USWS currently estimates, based on the latest delivery schedules and equipment orders, that its purchase of property and equipment for existing fleets and approved capacity additions during 2018 will be approximately $179.8 million in the aggregate, including (i) approximately $115.9 million for the cost to purchase newly built fleets and for down payments for additional fleets to be delivered in 2019, (ii) approximately $52.8 million for maintenance and other capital expenditures, and (iii) approximately $11.1 million for the replacement of equipment damaged in a fire. For the nine months ended September 30, 2018, USWS’ purchase of property and equipment were $58.5 million, $18.0 million of which was related to growth, $29.7 million of which was related to maintaining and supporting hydraulic fracturing equipment, and $10.8 million of which was related to the replacement of equipment damaged in a fire, for which we received insurance proceeds of $8.0 million. For the remaining three months of 2018, USWS estimates its purchase of property and equipment to be approximately $121.3 million, of which approximately $97.9 million relates to the remaining cost to purchase a newly built fleet and down payments for additional fleets to be delivered in 2019, approximately $23.1 million of which relates to maintaining and supporting existing hydraulic fracturing equipment, and approximately $0.3 million of which relates to replacement of equipment damaged in a fire.

USWS continuously evaluates its capital expenditures and the amount it ultimately spends will depend on a number of factors, including expected industry activity levels and company initiatives. Following the Business Combination, USWS intends to finance the majority of its capital expenditures, contractual obligations and working capital needs with cash on hand, cash generated from operations and other financing sources.

Debt Agreements

Term Loan Credit Agreement and Revolver Facility

On February 2, 2017, USWS entered into an amended and restated senior secured credit agreement in connection with the Restructuring with a syndicate of lenders (the “Lenders”) and U.S. Bank National Association, as administrative and collateral agent, to define the terms of the new loan amount of $150.0 million (the “New Senior Term Loan”) and the new terms of the revolver facility (“New Revolving Commitment”).

The New Senior Term Loan bears interest at an annual rate equal to LIBOR plus 9%, if paid in cash, and LIBOR plus 11%, if paid in kind (“PIK”). Interest is payable monthly, but USWS has the option to defer interest payments until the end of the second year anniversary of the Restructuring date. USWS elected to use this option in 2017. In the event of default in payment of interest, the interest will accrue at the default rate, which is 2.0% per year in excess of the interest rate otherwise payable. Commencing on March 31, 2018, and each quarterly date thereafter, USWS will make principal payments equal to 1% of the aggregate principal amount of the term loans outstanding as of March 31, 2018. Interest during 2017 was PIK. As of September 30, 2018, the outstanding balance was $171.2 million, which included PIK interest of $24.7 million.

The New Revolving Commitment is $45.0 million, with the right to expand to $65.0 million. USWS exercised this right on June 13, 2017. The annual interest rate on the revolver facility is equal to LIBOR plus 6%, payable at the end of each month. As of September 30, 2018, the outstanding principal amount of the new revolving commitment was $49.8 million.

At Closing, USWS will use the funds contributed to it by USWS Holdings will repay in full all outstanding borrowings and other obligations of USWS under the New Senior Term Loan and the New Revolving Commitment, and the New Senior Term Loan and the New Revolving Commitment will be terminated.

See Note 10 to USWS’ audited financial statements included elsewhere in the Proxy Statement for a further discussion of USWS’ debt.

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Equipment Financing and Capital Leases

USWS entered into various security agreements from 2014 through 2018 with financing institutions with maturities between 2018 through 2022 for the purchase of certain fracturing equipment. During 2017, USWS received proceeds from these security agreements of $30.4 million. As of September 30, 2018, the outstanding balance for these financing agreements was $18.5 million. The weighted average interest rate for these agreements was 7.1% as of September 30, 2018.

During 2017, USWS entered into two capital leases that mature in 2019 and received proceeds of $21.3 million. As of September 30, 2018, the outstanding capital lease obligation balance was $11.9 million. The weighted average interest rate for these leases was 8.9% as of September 30, 2018.

Contractual Obligations

USWS enters into certain contractual obligations in the normal course of its business. The following table summarizes USWS’ known contractual commitments as of December 31, 2017.

(in thousands)	Total	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
Senior term loan from related party	$167,456	$6,839	20,520	140,097	—
Revolving credit facility from related party	49,825	—	—	49,825	—
Equipment financing	27,081	22,767	4,314	—	—
Capital lease obligations(1)	19,041	9,551	9,490	—	—
Estimated interest payments(2)	97,403	26,151	69,350	1,902	—
Operating lease obligations(3)	2,838	1,925	913	—	—
Purchase commitments(4)	104,790	31,160	61,630	12,000	—
Total	$468,434	$98,393	$166,217	$203,824	$—

(1)	Capital lease obligations consist of USWS’ obligations on capital leases of fracturing equipment.

(2)	Estimated interest payments are based on outstanding debt balances as of December 31, 2017.

(3)	Operating lease obligations are related to USWS’ office space.

(4)	Purchase commitments primarily relate to supply agreements with vendors for sand purchases. The purchase commitments to sand suppliers represent USWS’ annual obligations to purchase a minimum amount of sand from vendors. If the minimum purchase commitments are not met, the agreements generally require the shortfalls or specified penalties to be settled in cash at the end of the year. The purchase commitments disclosed represent the aggregate amounts that USWS would be obligated to pay in the event that USWS procured no additional proppant under the contracts subsequent to December 31, 2017.

Off-Balance Sheet Arrangements

USWS does not engage in any off-balance sheet financing activities, nor does USWS have any interest in entities referred to as variable interest entities.

Customer Concentration

Antero Resources accounted for 28.9% of revenues for the nine months ended September 30, 2018, 36.5% of revenues from February 2, 2017 through December 31, 2017 and 53.5% of revenues from January 1, 2017 through February 1, 2017. Southwestern Energy accounted for 21.3% of revenues for the nine months ended September 30, 2018, 26.6% of revenues from February 2, 2017 through December 31, 2017 and 42.8% of revenues from January 1, 2017 through February 1, 2017. Hawkwood Energy, CNX Resources, and Wildhorse Resource Development accounted for 13.3%, 12.9%, and 11.3%, respectively, of revenues for the nine months ended September 30, 2018. No other customer accounted for more than 10% of total revenues for the nine months ended September 30, 2018, the period of February 2 through December 31, 2017 and the period of January 1 through February 1, 2017.

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Seasonality

Historically, USWS’ results of operations have not been significantly affected by seasonality. However, inclement weather, the capital expenditure cycles of USWS’ customers, and holidays can impact USWS’ operating results.

Quantitative and Qualitative Disclosures About Market Risk

USWS is exposed to market risks from interest rate and commodity price fluctuations. USWS has not entered into any derivative financial instrument transactions to manage or reduce market risk for speculative purposes. USWS’ operations are conducted entirely in the United States; therefore, USWS has no significant exposure to foreign currency exchange rate risk. The consolidated financial statements are subject to concentrations of credit risk consisting primarily of accounts receivable.

USWS is subject to interest rate risk on its senior term loan and its revolving credit facility. USWS’ senior term loan bears interest at an annual rate equal to LIBOR plus 9%, if paid in cash, and LIBOR plus 11%, if paid in kind. The impact of a 1% increase in interest rates on USWS’ outstanding debt would have resulted in an increase in interest expense of approximately $1.6 million for the nine months ended September 30, 2018.

USWS’ material and fuel purchases expose us to commodity price risk. USWS’ material costs primarily consist of proppants and chemicals that are consumed while providing hydraulic fracturing services. USWS’ fuel costs primarily consist of diesel fuel used by its trucks and other equipment. USWS’ material and fuel costs are variable and are impacted by changes in supply and demand. USWS generally passes along price increases to its customers; however, USWS may be unable to do so in the future. USWS does not engage in commodity price hedging activities. However, USWS has commitments in place with certain vendors to purchase sand. Some of these agreements have minimum purchase requirements. USWS could be required to purchase sand and pay prices in excess of market prices at the time of purchase.

The concentration of USWS’ customers in the oil and gas industry may impact its overall exposure to credit risk in that customers may be similarly affected by changes in economic and industry conditions.

USWS extends credit to customers and other parties in the normal course of its business. USWS manages its credit exposure by performing credit evaluations of its customers and maintaining an allowance for doubtful accounts.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. USWS regularly evaluates estimates and judgments based on historical experience and other relevant facts and circumstances.

USWS discusses its significant estimates used in the preparation of the financial statements in the notes accompanying the financial statements. Listed below are the accounting policies USWS believes are critical to its financial statements due to the degree of uncertainty regarding the estimates or assumptions involved.

Property and Equipment

USWS calculates depreciation based on the estimated useful lives of its assets. When assets are placed into service, USWS makes estimates with respect to their useful lives that USWS believes are reasonable. However, the cyclical nature of USWS’ business, which results in fluctuations in the use of its equipment and the environments in which USWS operates, could cause USWS to change its estimates, thus affecting the future calculation of depreciation.

USWS continuously performs repair and maintenance expenditures on its service equipment. Expenditures for renewals and betterments that extend the lives of USWS’ service equipment, which may include the replacement of significant components of service equipment, are capitalized and depreciated. Other repairs and maintenance costs are expensed as incurred. The determination of whether an expenditure should be capitalized or expensed requires management judgment with regard to the effect of the expenditure on the useful life of the equipment.

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USWS separately identifies and accounts for certain significant components of its hydraulic fracturing units including the engine, transmission, and pump, which requires USWS to separately estimate the useful lives of these components. For its other service equipment, USWS does not separately identify and track depreciation of specific original components. When USWS replaces components of these assets, USWS typically has to estimate the net book values of the components that are retired, which are based primarily upon their replacement costs, their ages and their original estimated useful lives.

Definite-lived Intangible Assets

At September 30, 2018, USWS’ net book value of definite-lived intangible assets was $30.0 million and the related amortization reflected in its condensed consolidated statement of operations was $6.3 million for the nine months ended September 30, 2018. These intangible assets are primarily related to patents, order backlog, trademarks, customer relationships and covenants not to complete acquired in a business acquisition.

USWS calculates amortization for these assets based on their estimated useful lives. When these assets are recorded, USWS makes estimates with respect to their useful lives that USWS believes are reasonable.

However, these estimates contain judgments regarding the future utility of these assets and a change in USWS’ assessment of the useful lives of these assets could materially change the future calculation of amortization

Impairment of Long-Lived Assets

Long-lived assets, such as property and equipment and amortizable identifiable intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When impairment is indicated, USWS determines the amount by which the assets carrying value exceeds its fair value. USWS considers a number of factors such as estimated future cash flows, appraisals and current market value analysis in determining fair value. Assets are written down to fair value if the concluded current fair value is below the net carrying value. If actual results or performance are not consistent with its estimates and assumptions, USWS may be subject to additional impairment charges, which could be material to its results of operations. For example, if USWS’ results of operations significantly decline as a result of a decline in the price of oil, there could be a material increase in the impairment of long-lived assets in future periods.

For the period from February 2, 2017 through December 31, 2017, USWS identified a triggering event in its impairment analysis relating to an intangible asset based on changes in a specific customer contract, which resulted in recognition of an impairment loss amounting to $20.2 million. The triggering event was caused by USWS’ negotiation of the release of two fleets under contract with one customer for redeployment to other customers.

Unit-Based Compensation

USWS sponsors a unit-based compensation program for employees and nonemployees. USWS accounts for the employee unit-based awards based on the fair value of the award, and recognizes the expense over the requisite service period, or upon the occurrence of certain vesting events.

Unit-based awards to nonemployees are expensed over the period in which the related services are rendered. The grant-date fair value of the awards is estimated using the Black-Scholes option-pricing model, or probability-weighted discounted cash flow model and market valuation approaches. Each of these valuation approaches involves significant judgments and estimates, including estimates regarding USWS’ future operations or the determination of a comparable public company peer group.

All unvested units will vest and the unit-based compensation program will terminate upon closing of the Transactions.

Recent Accounting Pronouncements

See Note 3 to USWS’ audited financial statements included elsewhere in the Proxy Statement for further discussion regarding recently issued accounting standards.

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USWS Related Party Transaction

In January 2018, Joel Broussard, the Chief Executive Officer of USWS, in his individual capacity, reached verbal agreement to form a joint venture (the “JV”) with Dragon Products, LLC. (“Dragon”) to manufacture conventional hydraulic fracturing pumps in Dragon’s Lafayette, Louisiana manufacturing facility. USWS is not in the business of manufacturing pumps and, regardless, was not in a position at the time to enter into the JV. The JV was both disclosed to members of the board of USWS and permitted under the terms of Mr. Broussard’s employment contract.

In April 2018, USWS entered into a two-year contract with a new customer to provide the customer with a conventional hydraulic fracturing fleet. USWS conducted a bid process to acquire the pumps necessary to fulfil the contract; Dragon participated in the bid process. The results of the bid process were presented to the full board of USWS for review and discussion along with a full disclosure of the details of the JV with Dragon. USWS’ board approved the purchase of the pumps from Dragon (with the pumps to be manufactured by the JV) based on the equipment quality, price, financing terms and Dragon’s ability to deliver the pumps on schedule. USWS plans to purchase the pumps from Dragon at a total cost of approximately $39.2 million. As of September 30, 2018, total payments of $10.9 million consisting of an initial deposit of $1.6 million and an additional payment of $9.3 million were paid to Dragon for purchases of equipment. In August 2018, Dragon agreed to buy Mr. Broussard out of his interest in the JV for approximately $6.5 million (with the effective date of this transaction being May 31, 2018).

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